EXHIBIT 16

February 20, 2009

Mr. Jacob Dustin

501 W Broadway

Suite 200

Idaho Falls, Idaho 83402

This is to confirm that the client-auditor relationship between Intrepid Technology & Resources, Inc. (Commission File No. 0001083742) and Jones Simkins, P.C. has ceased.

Yours truly,

JONES SIMKINS, P.C.